                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-72893


Pricing Supplement No. 1 dated August 19, 1999
(To Prospectus Supplement dated August 17, 1999 and Prospectus dated August 17,
1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series B
                              Floating Rate Notes


Principal Amount:                                                  $150,000,000

CUSIP No.:                                                          15231E AF 5

Type:                                                     Regular Floating Rate

Interest Rate Basis:                                              3 month LIBOR

Designated LIBOR Page:                                            Telerate 3750

Initial Interest Rate:                                                 6.03563%

Original Issue Date:                                            August 25, 1999

Stated Maturity:                                                August 25, 2000

Price to Public (Issue Price per
$1,000 Principal Amount):                                                  100%

Agent's Discount or Commission:                                        $225,000

Net Proceeds to Centex:                                            $149,775,000

Spread:                                                         55 Basis Points

Interest Rate Reset Period:                                           Quarterly

Interest Determination Dates:                           August 23, November 23,
                                                           February 23, May 23
                                                   (commencing August 23, 1999)

Interest Reset and Payment Dates:                 November 25, February 25, May
                                                      25, August 25 (commencing
                                                             November 25, 1999)

         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $150,000,000 Senior Medium-Term Notes, Series B (the "Notes"), described herein through Banc One Capital Markets, Inc., as Agent. It is expected that delivery of the Notes will be made against payment therefor on or about August 25, 1999, which will be the fourth business day following the date hereof (such settlement cycle is known as "T+4"). Under Rule 15c6-1 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or any day prior to the third business day before the date of delivery of the Notes will be required by virtue of the fact that the Notes initially will settle in T+4 to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date hereof or the next succeeding business day should consult their own advisors.

         We may issue Senior Medium-Term Notes, Series B, and Subordinated Medium-Term Notes, Series B, under Registration Statement No. 333-72893 in a principal amount of up to $250,000,000 in gross proceeds and, to date, including this offering, an aggregate of $150,000,000 has been issued.